Home Equity Loan-Backed Term Notes, GMACM Series 2000-HE4 Class A-1
Payment Date	03/25/2003

Servicing Certificate
Beginning Pool Balance	195,197,941.03
Beginning PFA	0.00
Ending Pool Balance	186,198,328.68
Ending PFA Balance	-
Principal Collections	11,406,561.81
Principal Draws	2,459,010.38
Net Principal Collections	8,947,551.43
Active Loan Count	8,440

Current Month Repurchases - Units	-
Current Month Repurchases - Dollars	-

Interest Collections	906,351.81

Weighted Average Net Loan Rate	4.89360%
Substitution Adjustment Amount	0.00

Note Rate	1.54625%

Term Notes	Amount	Factor
Beginning Balance	190,223,346.67	0.6975144
Ending Balance	181,149,876.76	0.6642437
Principal	9,073,469.91	33.2707649
Interest	228,769.99	0.8388580
Interest Shortfall	0.00	0.0000000
Security Percentage	100.00%

Variable Funding Notes	Amount
Beginning Balance	0.00
Ending Balance	0.00
Principal	0.00
Interest	0.00
Interest Shortfall	0.00
Security Percentage	0.00%

Certificates	529,470.62

Beginning Overcollateralization Amount	4,974,594.36
Overcollateralization Amount Increase (Decrease)	73,857.56
Outstanding Overcollateralization Amount	5,048,451.92
Overcollateralization Target Amount	5,048,451.92

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

		Number	Percent
	Balance	of Loans	of Balance
Delinquent Loans (30 Days)*	2,261,285.93	93	1.21%
Delinquent Loans (60 Days)*	916,040.90	32	0.49%
Delinquent Loans (90 Days)*	287,295.72	12	0.15%
Delinquent Loans (120 Days)*	251,910.07	7	0.14%
Delinquent Loans (150 Days)*	444,086.21	14	0.24%
Delinquent Loans (180 + Days)*	957,711.92	31	0.51%
Foreclosed Loans	765,707.88	20	0.41%
REO	0.00	0	0.00%

*Delinquency Figures Include Foreclosures, REO and Bankruptcy.

	Liquidation To-Date
Beginning Loss Amount	1,776,369.36
Current Month Loss Amount	52,060.92
Current Month Recoveries	199.31
Net Ending Loss Amount	1,828,230.97

	Special Hazard	Fraud	Bankruptcy
Beginning Amount	0.00	0.00	0.00
Current Month Loss Amount	0.00	0.00	0.00
Ending Amount	-	-	-

Liquidation Loss Distribution Amounts	0.00
Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Funding Account
Beginning Funding Account Balance	-
Deposit to Funding Account	-
Payment for Additional Purchases	-
Remaing Balance due to Noteholders	-
Ending Funding Account Balance as of Payment Date	-
Interest earned for Collection Period	-
Interest withdrawn related to prior Collection Period	-

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
Excess of Draws over Principal Collections	0.00
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Reserve Account
Beginning Balance	0.00
Deposits to Reserve Account for current Payment Date	0.00
Withdrawals from Reserve Account for current Payment Date	0.00
Total Ending Reserve Account Balance as of current Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00